EXHIBIT 99.1

Edible Garden Reports 19.4% Year-Over-Year Revenue Growth

for Third Quarter of 2023

Continues expansion of retail distribution network across the U.S.

Pulp Line of Fermented Gourmet Sauces Expands to

New York and St. Louis Markets with ‘Bland to Bold’ Flavors

Self-Watering Display Promises to Revolutionize In-Store Plant Presentation

 Enhancing Infrastructure and Refining Data Analytics Aimed at Boosting Profit Margins

Conference Call to Be Held Today at 8:00 AM ET

BELVIDERE, NJ, November 13, 2023,— Edible Garden AG Incorporated (“Edible Garden” or the “Company”) (Nasdaq: EDBL, EDBLW), a leader in controlled environment agriculture (CEA), locally grown, organic, and sustainable produce and products, today provided a business update and reported financial results for the three months ended September 30, 2023.

Mr. Jim Kras, Chief Executive Officer of Edible Garden, stated, "We are pleased to report year-over-year revenue growth of 19.4% for the third quarter of 2023. We believe this growth is a testament to our growing distribution network and quality produce that customers trust. We continue to be a leader in our industry, in terms of both service and reliability. Additionally, Edible Garden is enhancing its infrastructure and refining its data analytics capabilities, as we pursue opportunities to boost profit margins.   As a result, more retailers are turning to Edible Garden for their organic and sustainable produce needs.”

“The Company has been steadily expanding our relationships with existing retailers, and adding new retailers to our network, thereby broadening our footprint and reinforcing our status as a premier provider in the industry. As an example, we partnered with Woodman’s Markets, which introduced Edible Garden produce and products to their 19 stores throughout Wisconsin and Illinois. This addition to our retail distribution network significantly enhances our Midwest presence and positions us to utilize our Edible Garden Heartland facility in Grand Rapids, Michigan. Additionally, Tops Friendly Markets has joined the Edible Garden distribution network, featuring our sustainable herbs across their 149 locations in New York, Pennsylvania, and Vermont. In addition, as we have previously reported, the Company expanded its relationship with Walmart to provide a wider variety of Edible Garden’s sustainably grown produce in their Northeast locations, as well as initiating distribution in their East South Central US retail stores.”

“We have also continued rolling out our new line of Pulp sustainable gourmet sauces.  All 16 Morton Williams retail locations across the New York Metropolitan area have introduced the Pulp line, representing the Company’s initial venture into the substantial and influential New York City marketplace. Building on this momentum, the Company has also brought Dierbergs Markets into our distribution network, introducing the Pulp gourmet sauces to all 26 of their outlets in the greater St. Louis Metropolitan area, as well as their location at Missouri’s Lake of the Ozarks.” “During the third quarter, Edible Garden introduced EG Direct, which is dedicated to sourcing and supplying partner-grown produce to its retail distribution network partners. The Company has consistently outperformed our competitors, as demonstrated by order fulfillment rates which routinely exceed industry averages. We view EG Direct as a strategic move to capitalize on the Company’s existing retail relationships, potentially opening up additional revenue streams by distributing essential, high-volume produce such as broccoli, carrots, and potatoes, among others. We believe EG Direct could have a substantial effect on both the revenue and profits of Edible Garden, by leveraging our established infrastructure.”

“Edible Garden also began shipping fall ornamentals from our new Edible Garden Heartland facility in Grand Rapids, Michigan, just in time for the fall gardening season. These plants were delivered to leading big-box stores throughout the Company’s distribution network. Since acquiring Edible Garden Heartland last year, the Company has integrated cutting-edge technologies, like our proprietary GreenThumb greenhouse management system, to boost our supply chain’s efficiency, in addition to leveraging our advanced growing techniques, in line with Edible Garden’s philosophy of maximizing the Company’s available assets. We are working towards making the most of the expanded growing capacity that our Edible Garden Heartland facility provides.”

“The Company was also granted a Notice of Allowance from the U.S. Patent and Trademark Office for our proprietary Self-Watering Display, demonstrating our commitment to innovation. The Self-Watering Display has proven to be a game-changer in extending the shelf life of plants, maintaining peak freshness, and notably diminishing spoilage at retail outlets. The implementation of this cutting-edge technology allows retailers to showcase plants at their freshest, minimizing waste and delivering superior products to the consumer. These displays were initially launched chain-wide at Meijer retail locations and, as a result of their successful implementation, we have begun a broader national deployment.”

“Lastly, the Company launched two exciting new flavors of its Vitamin Whey product line, Ice Cream Cake and Orange Creamsicle, now available at Meijer stores across the Midwest. These flavor-forward additions enhance our high-performance, Vitamin Whey collection, known for supporting muscle recovery and overall health with a great taste.  Overall, we believe that continued execution of our strategic plan will enable the Company to maintain strong organic revenue growth, as well as achieve our target of positive cash flow on a quarterly basis before the year's end."

Financial results for the three months ended September 30, 2023

For the quarter ended September 30, 2023, revenue totaled $3.3 million, an increase of 19.4% compared to $2.8 million for the three months ended September 30, 2022. The 22.8% increase in the herbs, produce and floral business was primarily due to a net increase in orders received from our existing customer base based on the demand from the retail consumer and a slight increase in orders for herbs received from new distribution partners. This increase was slightly offset by a decrease of 0.8% in the vitamins and supplements revenue.

Cost of goods sold was $3.3 million for the three months ended September 30, 2023, compared to $2.6 million for the three months ended September 30, 2022. We continued to use contract growers to grow herbs for our customers as we ramped up production in Edible Garden Heartland, which resulted in higher costs of goods sold. Additional labor and materials costs required to grow the products sold into the retail channel also contributed to the increase.

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Gross profit was $12 thousand or 0.4% of sales for the three months ended September 30, 2023, compared with $182 thousand or 6.6% of sales for the three months ended September 30, 2022. Gross profit decreased by $170 thousand or 93.4% for the three months ended September 30, 2023. Lower margins for herbs, produce and floral in the current quarter reflect the impact of additional labor and materials costs incurred at the Edible Garden Heartland facility as production ramps up and retail shrink in floral sales. During the period, we sold through lower margin inventory in vitamins and supplements, which had a negative impact on gross profit.

Selling, general and administrative (“SG&A”) expenses were $2.4 million for the three months ended September 30, 2023, an increase of $459 thousand compared to $1.9 million for the three months ended September 30, 2022. The increase was primarily driven by an increase in costs incurred as it relates to the ramping up and operation of the Edible Garden Heartland facility, which was acquired in August 2022, as well as an increase in depreciation cost, due to the acquisition of the facility. We also increased production of cut herbs at Edible Garden Heartland and our Belvidere, New Jersey facility, for which we purchased equipment intended to increase our efficiency.

Net loss was $2.4 million or ($0.69) per share, for the three months ended September 30, 2023, compared to a net loss of $2.1 million, or ($7.13) per share, for the three months ended September 30, 2022.

The complete financial results for the quarter ended September 30, 2023, are available in the Company’s Quarterly Report on Form 10-Q, which has been filed with the Securities and Exchange Commission and is available at: www.sec.gov.

Conference Call

Edible Garden will host a conference call today at 8:00 A.M. Eastern Time to discuss the Company’s financial results for the quarter ended September 30, 2023, as well as the Company’s corporate progress and other developments.

The conference call will be available via telephone by dialing toll-free 888-506-0062 for U.S. callers or +1 973-528-0011 for international callers and using entry code: 174900. A webcast of the call may be accessed at https://www.webcaster4.com/Webcast/Page/2914/49437 or on the investor relations section of the Company’s website at https://ediblegardenag.com/presentations.

A webcast replay will also be available on the Company’s Investors section of the website at https://ediblegardenag.com/presentations/. A telephone replay of the call will be available approximately one hour following the call, through November 13, 2024, and can be accessed by dialing 877-481-4010 for U.S. callers or +1 919-882-2331 for international callers and entering conference ID: 49437.

ABOUT EDIBLE GARDEN®

Edible Garden AG Incorporated is a leader in controlled environment agriculture (CEA), locally grown, organic and sustainable produce and products backed by Zero-Waste Inspired® next generation farming. Offered at over 5,000 stores in the US, Edible Garden is disrupting the CEA and sustainability technology movement with its safety-in-farming protocols, use of sustainable packaging, patented GreenThumb software and self-watering in-store displays. The Company currently operates its own state-of-the-art greenhouses and processing facilities in Belvidere, New Jersey and Grand Rapids, Michigan, and has a network of contract growers, all strategically located near major markets in the U.S. Its proprietary GreenThumb 2.0 patented (US Nos.: US 11,158,006 B1 and US 11,410,249 B2) software optimizes growing in vertical and traditional greenhouses while seeking to reduce pollution-generating food miles. Edible Garden is also a developer of ingredients and proteins, providing an accessible line of plant and whey protein powders under the Vitamin Way® and Vitamin Whey® brands. In addition, the Company offers a line of sustainable food flavoring products such as Pulp gourmet sauces and chili-based products. For more information on Edible Garden go to https://ediblegardenag.com/.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that are difficult to predict including with respect to the Company’s growth strategies, the Company’s financial performance, the Company’s expansion into new distribution networks, the Company’s dependence on growers, and performance as a public company. The words “believe,” “continue,” “could,” “expect,” "opportunity," “potential,” “seeking,” “strategy,” “target,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including market and other conditions, the Company’s ability to achieve its growth objectives, and other factors set forth in the Company’s filings with the Securities and Exchange Act Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2022 and subsequent quarterly reports on Form 10-Q. Actual results might differ materially from those explicit or implicit in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The Company undertakes no obligation to update any such forward-looking statements after the date hereof to conform to actual results or changes in expectations, except as required by law.

Investor Contacts:

Crescendo Communications, LLC

212-671-1020

EDBL@crescendo-ir.com

(tables follow)

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EDIBLE GARDEN AG, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except shares)

	September 30,	December 31,
	2023	2022
	(unaudited)
ASSETS

Current assets:
Cash	$2,578	$110
Accounts receivable, net	1,691	1,105
Inventory	549	586
Prepaid expenses and other current assets	361	62

Total current assets	5,179	1,863

Property, equipment and leasehold improvements, net	4,752	4,891
Intangible assets, net	47	50
Other assets	93	161

TOTAL ASSETS	$10,071	$6,965

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
LIABILITIES:
Current liabilities:
Accounts payable and other accrued expenses	$1,604	$2,787
Short-term debt, net of discounts	382	2,042

Total current liabilities	1,986	4,829

Long-term liabilities:
Long-term debt, net of discounts	4,135	4,282
Long-term lease liabilities	-	34

Total long-term liabilities	4,135	4,316

Total liabilities	6,121	9,145

COMMITMENTS AND CONTINGENCIES (Note 10)

STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock ($0.0001 par value, 10,000,000 shares authorized, 5,702,808 and 362,716 shares outstanding as of September 30, 2023 and December 31, 2022, respectively)	1	-
Series A Convertible Preferred stock ($0.0001 par value, 10,000,000 shares authorized; nil shares outstanding as of September 30, 2023 and December 31, 2022)	-	-
Additional paid-in capital	29,969	17,892
Accumulated deficit	(26,020)	(20,072)

Total stockholders’ equity (deficit)	3,950	(2,180)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$10,071	$6,965

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EDIBLE GARDEN AG, INCORPORATED
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per-share information)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$3,289	$2,754	$9,965	$8,476
Cost of goods sold	3,277	2,572	9,425	8,183

Gross profit	12	182	540	293

Selling, general and administrative expenses	2,387	1,928	7,458	6,268

Loss from operations	(2,375)	(1,746)	(6,918)	(5,975)

Other income (expenses)
Interest expense, net	(57)	(88)	(334)	(1,825)
Gain (Loss) from extinguishment of debt	-	-	70	(826)
Employee retention credit	-	-	1,233	-
Other income / (loss)	1	(235)	1	(825)
Total other income (expenses)	(56)	(323)	970	(3,476)

NET LOSS	$(2,431)	$(2,069)	$(5,948)	$(9,451)

Less: Series A Preferred Dividend	-	-	(4)	-

NET LOSS ATTRIBUTABLE TO COMMON STOCK	$(2,431)	$(2,069)	$(5,952)	$(9,451)

Net Income / (Loss) per common share - basic and diluted	$(0.69)	$(7.13)	$(2.38)	$(40.84)

Weighted-Average Number of Common Shares Outstanding Basic and Diluted	3,515,245	290,380	2,494,658	231,427

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